EXHIBIT 22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of InnSuites Hospitality Trust:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of InnSuites Hospitality Trust (the “Company”) as of January 31, 2026 and 2025, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2026 and 2025, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or were required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex auditor judgment. The critical audit matter communicated below does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosures to which it relates.

We determined that there is below critical audit matter.

1.	Investment in UniGen

As described in Note 7 to the consolidated financial statements, the Company holds an investment in UniGen consisting of a convertible note receivable, common stock, and warrants, with a total carrying amount of approximately $1.67 million as of January 31, 2026.

The evaluation of potential impairment of this investment involved significant auditor judgment due to the absence of observable market inputs, the early-stage nature of UniGen’s operations, and the reliance on future development, financing, and commercialization activities. The assessment required consideration of qualitative factors, including operational progress, future funding requirements, and the uncertainty surrounding the timing and realization of expected cash flows.

Given the high degree of estimation uncertainty and judgment involved in assessing the fair value and recoverability of this investment, we determined this matter to be a critical audit matter.

How the Matter Was Addressed in the Audit

Our audit procedures related to the evaluation of the potential impairment of the Company’s investment in UniGen included, among others:

●	Evaluating management’s impairment assessment methodology for the investment components (common stock, convertible debenture, and warrants), including assessing the appropriateness of the accounting frameworks applied.
●	Reading key underlying agreements to evaluate the rights, terms, and conditions associated with the investment instruments.
●	Evaluating the reasonableness of management’s significant assumptions used in identifying qualitative impairment indicators, considering factors such as UniGen’s operational status, development progress, and financial condition.
●	Corroborating management’s key assumptions and assertions regarding the investee’s future funding dependencies and project progress with relevant audit evidence.
●	Evaluating the adequacy of the disclosures related to the investment and potential impairment in the consolidated financial statements.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

May 15, 2026